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                                                                   EXHIBIT 10.24

                                   AGREEMENT

                            For The Provision of
                              Financial and Other
                             Products and Services

This Agreement (the "Agreement") is entered into this 15th day of March 1999, by and between Pace Financial Network(sm), L.L.C., PFN Insurance Agency(sm), L.L.C., PFN Mortgage Services(sm), L.L.C., PFN Consumer Credit(sm), L.L.C., PFN Investment Management(sm), L.L.C., PFN Financial(sm), L.L.C., all Delaware limited liability companies, and their subsidiaries (collectively referred to as "PFN(R)"), and FinancialWeb.com, Inc., (herein referred to as the "Distribution Partner").

                                  WITNESSETH:

WHEREAS, PFN(R) has established a network to provide financial and other products and services to the sponsors, friends, members, customers, employees, donors, and supporters (collectively, the "Supporters") of associations, businesses, organizations, affinity groups, schools, and other entities (collectively, the "Distribution Partners"), and

WHEREAS, PFN and the Distribution Partner desire to offer such products and services to the Supporters of the Distribution Partner,

WHEREAS, PFN and the Distribution Partner acknowledge that the distribution of certain products or services may require the involvement of an appropriately licensed person or entity, including, but not limited to, an insurance agency, a mortgage broker, and/or a registered broker/dealer (each a "Qualified Entity"),

WHEREAS, PFN has established, or will establish, the appropriate affiliated entities to serve as Qualified Entities, as necessary,

WHEREAS, the Distribution Partner may have established, or may establish in the future, the appropriate affiliated entities to serve as Qualified Entities, as necessary, and

WHEREAS, the products or services covered by this Agreement, as appropriate, will be distributed by the appropriate Qualified Entities, as governed by the applicable laws and regulations,

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions set forth herein, the parties hereto agree as follows:

    1. Marketing Plan. PFN will market various products and services to the customers of the Distribution Partner in accordance with a Marketing Plan that shall be developed and agreed upon jointly by both parties. This Agreement shall not be valid until all parties have agreed upon the Marketing Plan, which, shall then be made a part of this Agreement. The Distribution Partner agrees to use its best efforts to assist PFN in its efforts to market its products and services to the Distribution Partner's Supporters in accordance with the Marketing Plan. It is understood, however, that the Distribution Partner will not market any specific product or service offered by PFN, unless it is specifically authorized to do so by PFN and (a) the Distribution Partner is an appropriate Qualified Entity, or (b) the Distribution Partner is appropriately affiliated with an appropriate Qualified Entity, or (c) no licensing is required.

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    2. Products, Services, and other Considerations. PFN will provide, or intends to provide, to the Supporters of the Distribution Partner the products, services, and such other consideration as described in Addendum A attached to this Agreement and made a part hereof. The Distribution Partner shall have the right, upon written notice to PFN, to direct PFN not to market a particular product or service described in Addendum A to the Distribution Partner's Supporters; provided, however, that this right of rejection shall not apply to any product or service which PFN has already been marketing to the Distribution Partner's Supporters for more than 60 days.

    3. Compensation.

       a. Sales. For products and services for which: (a) the Distribution Partner is an appropriate Qualified Entity, or (b) the Distribution Partner is appropriately affiliated with an appropriate Qualified Entity, or (c) no licensing is required, PFN will pay the Distribution Partner an amount equal to twenty percent (20%) of all commissions and fees received by PFN from the providers of the financial products and services sold to the Distribution Partner's Supporters. The foregoing shall not apply to charitable remainder trusts, gift annuities, or other planned giving products or services that result in donations, revenues, or planned gifts to the Distribution Partner.

       b. Services. For products and services for which licensing is required and for which the Distribution Partner is not an appropriate Qualified Entity or is not appropriately affiliated with an appropriate Qualified Entity, PFN will pay the Distribution Partner the fair market value of the various advertising, promotional, consultation, and support services that the Distribution Partner provides PFN with respect to such products and services being marketed by PFN under this Agreement. The fee obligations for services under this subsection shall commence on the first day of the calendar month following the effective date of this Agreement. For each month until the completion of a full calendar quarter, PFN will attribute an initial fee of $500 per month, as the fair market value of services under this subsection. Within thirty (30) days following the end of each full calendar quarter, PFN will review and evaluate the level of services provided by the Distribution Partner. The fee for the next calendar quarter will be adjusted, where appropriate, to reflect the fair market value of the services being provided by the Distribution Partner; provided, however, that the amount paid for such services shall not exceed an amount equal to twenty percent (20%) of all commissions and fees received by PFN during the applicable period from the providers of the financial products and services sold to the Distribution Partner's Supporters. The foregoing shall not apply to charitable remainder trusts, gift annuities, or other planned giving products or services that result in donations, revenues, or planned gifts to the Distribution Partner.

       c. Payment. Payments due to the Distribution Partner from PFN under this Agreement will be remitted to the Distribution Partner quarterly within thirty (30) days following the end of each calendar quarter for the prior calendar quarter's sales or services. For products and services for which: (a) the Distribution Partner is an appropriate Qualified Entity, or (b) the Distribution Partner is appropriately affiliated with an appropriate Qualified Entity, or (c) no licensing is required, the sale will be deemed to have occurred, and thereby creating the obligation for PFN to pay the Distribution Partner, in the calendar quarter in which PFN receives

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          payment from the issuer or provider of the product or service that was sold.

    4. Applicability of Law and Regulation. It is understood that certain of the products or services that PFN will provide, or intends to provide, as well as the people and the Qualified Entities involved in their distribution, are subject to various State and Federal laws and regulations. Nothing in this Agreement shall be construed in any way to be inconsistent with, or violate, the applicable laws and regulations, and all parties to this Agreement agree to conduct all activities under this Agreement in conformance with the applicable laws and regulations, some of the provisions of which are included in the Marketing Plan.

    5. Limitation to Products and Services for Which PFN Receives Fees. It is understood that many of the products and services that PFN is offering, or will offer, are subject to various State or Federal regulation or licensing. Therefore, there may be situations in which PFN is not yet authorized to sell a particular product or service to a potential Supporter in a particular State. In order to provide the highest levels of customer service, PFN will attempt, where practical, in these situations to direct these potential Supporters to authorized suppliers, and PFN will forego any fees or commissions which it is not authorized or otherwise approved to receive. Hence, nothing in this Agreement or in the attached Addenda shall be construed as requiring PFN to pay the Distribution Partner any fees of any kind related in any way to the sale of products or services for which PFN is not appropriately authorized or licensed, or for which PFN does not itself receive any fees or commissions.

    6. Supporter Selection of Affinity Relationship. It is understood that there may be Supporters of the Distribution Partner who are also: (a) Supporters of other Distribution Partners that are affiliated with PFN; or (b) members of the public who access PFN for its products and services. Each person who accesses PFN has the right to select the affinity relationship with which he or she shall be associated when purchasing a product or service. Supporters of the Distribution Partner must indicate their affinity relationship with the Distribution Partner either explicitly (e.g., in discussions with a customer service representative or in an indication on a printed form) or implicitly (e.g., by calling a specially designated telephone number or accessing a specially designated Web page). Compensation will be paid under this Agreement to the Distribution Partner only for those Supporters who have either explicitly or implicitly indicated an affinity relationship with that Distribution Partner.

    7. Duration. This Agreement shall remain in effect for a period of three
       (3) years from the effective date hereof.

       The Distribution Partner shall have the unilateral right to renew this Agreement for two successive one-year renewal periods. To obtain each one-year extension, the Distribution Partner must so notify PFN in writing sixty (60) days before the effective date of the extension.

       The Distribution Partner shall have the unilateral right to renew this Agreement for additional one year periods beyond the two one-year renewal periods set forth in the preceding paragraph by notifying PFN in writing sixty (60) days prior to the expiration of the second one year period, and thereafter by providing such notice sixty (60) days prior to the expiration of each one year term. However, if the Distribution Partner receives written notice of PFN's determination not to renew this Agreement one hundred eighty (180) days prior to the expiration of the second one year renewal period or one hundred eighty (180) days prior to any

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        subsequent renewal period, then the Distribution Partner may not renew this Agreement for the upcoming one year period in question.

    8. Notices. Any notices, demands, or other communications which under the terms of this Agreement or under any statute must or may be given or made by any party shall be in writing and to the respective parties as follows:

        To: Pace Financial Network            To: FinancialWeb.com. Inc.
            8605 Westwood Center Drive            201 Park Place
            Suite 500                             Suite 321
            Vienna, VA 22182                      Altamonte Springs. FL. 32701
            Attn: Arthur A. Bushkin               Attn: James P. Gagel
                  President                             Executive Vice President

        Either party may change the notice address or addressee by giving notice thereof to the other party. Notices may be given by first class U.S. mail (postage prepaid, registered and with return receipt requested), nationally recognized express courier, confirmed facsimile, personally, or by hand. Notices shall be deemed to have been given on the date of delivery when delivered personally or by facsimile, on receipt if delivered by express courier or by hand, and three (3) days after delivery to the United States Postal Service, if mailed.

    9. Governing Law. The laws of the State of Delaware will govern this Agreement.

    10. Disputes. Any and all disputes under this agreement shall be resolved by binding arbitration according to the rules of the American Arbitration Association according to the laws of the State of Delaware. When any party to this Agreement has a grievance, it shall first make a good faith effort to resolve the dispute with the other party or parties. Having failed to resolve its dispute to its satisfaction, the aggrieved party shall notify in writing the other party or parties thereof. The aggrieved party shall then have ninety (90) days to initiate an arbitration action hereunder, otherwise it shall be deemed to have waived its position and grievance.

    11. No Other Relatlonship Between the Parties. Nothing contained herein shall be construed as creating or implying a legal relationship of partner, agent, or employee between PFN and the Distribution Partner.

    12. Severability. It is the intent of the parties that this Agreement shall be interpreted in a manner that makes the entire Agreement effective and valid under applicable law. If, however, one or more of the provisions of this Agreement is held to be invalid, unenforceable, or unlawful, in any respect, then that provision shall be held to be ineffective to the extent, and only to the extent, of that invalidity, unenforceability, or unlawful aspect without invalidating either the remainder of that provision, or the other provisions of this Agreement, unless such a construction would be impossible.

    13. Entire Agreement. This Agreement and all attachments hereto, including the above-referenced Marketing Plan, constitute the entire agreement between the parties and supersede any prior or contemporaneous oral or written representations with regard to the subject matter hereof. This Agreement may not be modified except by a written agreement signed by both parties.

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IN WITNESS THEREOF, the parties have caused this Agreement to be executed as of the day and year first set forth.

                                        Distribution Partner Name:

Pace Financial Network(SM), L.L.C.              FinancialWeb.com

By:  /s/ Arthur A. Bushkin              By:  /s/ James R. Cagel
   -------------------------------         -----------------------------------
   Arthur A. Bushkin, President            (Signature)


PFN Insurance Agency(SM), L.L.C.            James R. Cagel
                                           -----------------------------------
By: /s/ Arthur A. Bushkin                  (Print Name)
   -------------------------------
   Arthur A. Bushkin, President             Executive Vice President
                                           ------------------------------------
                                           (Title)


PFN Mortgage Services(SM), L.L.C.

By: /s/ Arthur A. Bushkin
   -------------------------------
   Arthur A. Bushkin, President


PFN Consumer Credit(SM), L.L.C.

By: /s/ Arthur A. Bushkin
   -------------------------------
   Arthur A. Bushkin, President


PFN Investment Management(SM), L.L.C.

By: /s/ Arthur A. Bushkin
   -------------------------------
   Arthur A. Bushkin, President


PFN Financial(SM), L.L.C.

By: /s/ Robert Granados
   -------------------------------
   Robert Granados, President


General Distribution Partner           Page 5 of 6               GDP-2.0 9/22/98